3rd Quarter 2015 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

7	Consolidated Statements of Operations

8	Consolidated Balance Sheets

9	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

10	Schedule 2 – Proportionate Adjusted Funds From Operations Presentation

12	Schedule 3 – Portfolio Summary

13	Schedule 4 – Proportionate Balance Sheet Data

14	Schedule 5 – Capitalization and Financial Metrics

16	Schedule 6 – Conventional Same Store Operating Results

20	Schedule 7 – Conventional Portfolio Data by Market

22	Schedule 8 – Apartment Community Disposition and Acquisition Activity

23	Schedule 9 – Capital Additions

24	Schedule 10 – Summary of Redevelopment and Development Activity

28	Glossary and Reconciliations

Aimco Reports Third Quarter 2015 Results, Raises Guidance
Denver, Colorado, November 3, 2015 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today third quarter 2015 results and raised its full year 2015 guidance.
Chairman and Chief Executive Officer Terry Considine comments: "Aimco enjoyed a solid third quarter. With higher rents and good cost control, Same Store Net Operating Income was up 5.4% year-over-year. At $1,810, average revenue per apartment home was up 10% year-over-year, reflecting both rent growth and portfolio improvements. Construction on redevelopment and development properties was satisfactory and lease-up rents were better than expected. Our balance sheet is strong. Our prospects are good as we work to complete this year and look ahead to 2016."
Chief Financial Officer Paul Beldin adds: "Third quarter Pro forma FFO of $0.57 per share was $0.01 per share above the midpoint of our guidance range, primarily due to strong property operating results. We are increasing guidance for full year NOI, Pro forma FFO and AFFO to reflect third quarter outperformance and our expectations for the remainder of the year."
Financial Results: YTD AFFO Up 11% Year-Over-Year

	THIRD QUARTER		YEAR-TO-DATE
(all items per common share - diluted)	2015	2014	2015	2014
Net income	$0.12	$0.85	$1.09	$1.81
Funds From Operations (FFO) / Pro forma Funds From Operations (Pro forma FFO)	$0.57	$0.51	$1.64	$1.53
Deduct Aimco share of Capital Replacements	$(0.09)	$(0.12)	$(0.24)	$(0.27)
Adjusted Funds From Operations (AFFO)	$0.48	$0.39	$1.40	$1.26
Pro forma FFO (per diluted common share) - Year-over-year, third quarter Pro forma FFO increased 12% as a result of: strong Property Net Operating Income growth; increased contribution from redevelopment and acquisition communities; lower interest expense due to lower debt balances; and higher income tax benefit. These increases were partially offset by higher other expenses and by the loss of income from apartment communities that were sold in 2014 and 2015.
Adjusted Funds from Operations (per diluted common share) - Year-over-year, third quarter AFFO increased 23% as a result of higher Pro forma FFO and lower capital replacements spending. As Aimco concentrates its investment capital in higher-quality, higher price point apartment communities, its free cash flow margins are increasing and contributing to higher AFFO.

1

Operating Results: Third Quarter Conventional Same Store NOI Up 5.4%

	THIRD QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2015	2014	Variance	2nd Qtr.	Variance	2015	2014	Variance
Average Rent Per Apartment Home	$1,567	$1,499	4.5%	$1,537	2.0%	$1,543	$1,476	4.5%
Other Income Per Apartment Home	183	178	2.8%	182	0.5%	182	175	4.0%
Average Revenue Per Apartment Home	$1,750	$1,677	4.4%	$1,719	1.8%	$1,725	$1,651	4.5%
Average Daily Occupancy	95.6%	95.7%	(0.1)%	96.3%	(0.7)%	95.9%	95.9%	—%

$ in Millions
Revenue	$164.9	$158.1	4.3%	$163.1	1.1%	$489.0	$467.8	4.5%
Expenses	52.7	51.7	1.9%	50.7	4.0%	156.2	154.1	1.4%
NOI	$112.2	$106.4	5.4%	$112.4	(0.3)%	$332.8	$313.7	6.1%
Conventional Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2015	1st Qtr.	2nd Qtr.	Jul	Aug	Sep	3rd Qtr.	Year-to-Date
Renewal rent increases	4.8%	5.1%	5.7%	6.1%	6.3%	6.0%	5.5%
New lease rent increases	1.2%	5.7%	6.4%	7.7%	5.2%	6.6%	5.0%
Weighted average rent increases	2.8%	5.4%	6.0%	7.0%	5.8%	6.3%	5.2%
Redevelopment: Scope Expanded at Park Towne Place
During third quarter, Aimco invested $29.9 million in redevelopment and also approved a plan for redevelopment of a second tower at Park Towne Place, located in Center City Philadelphia. Since 2014, Aimco has completed, as planned and at a cost consistent with underwriting, the redevelopment of 179, or 78%, of the apartment homes in one of the four towers that comprise the community. Of the completed apartment homes, 128, or 72%, are leased at rents in excess of Aimco's underwriting. These results led to Aimco’s decision to redevelop a second tower containing 251 apartment homes for an additional net investment of approximately $37 million. During construction, Aimco expects to combine some apartment homes in this building so that the tower, at completion, will include 245 apartment homes. In order to facilitate the extensive construction activity, Aimco began de-leasing the second tower in fourth quarter 2015.

In addition, Preserve at Marin, located in the Bay Area, achieved stabilized occupancy of 95% in September and, at the end of the third quarter, 97% of the apartment homes at Preserve at Marin were occupied.
Development: Progressing as Planned
During third quarter, Aimco invested $40.3 million in two development communities. Construction continued on plan at Aimco's One Canal development, located in the historic Bulfinch Triangle neighborhood of Boston’s West End. One Canal will include 310 apartment homes and 22,000 square feet of commercial space and construction is expected to be complete in second quarter 2016. Construction is also on plan at Aimco's Vivo community, formerly known as 270 on Third, located in Cambridge, Massachusetts. Aimco acquired Vivo with construction-in-progress during the second quarter 2015, and construction of the apartment homes was completed during the third quarter. Aimco began the lease-up of Vivo in October and construction of the community's amenities is expected to be complete by year's end.

2

Portfolio Management: Revenue Per Apartment Home Up 10% to 1,810
Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of the local market average; "B" quality assets are those with rents between 90% and 125% of the local market average; "C+" quality assets are those with rents greater than $1,100 per month but lower than 90% of the local market average. For second quarter 2015, the most recent period for which REIS information is available, Aimco Conventional apartment rents averaged 110% of local market average rents.
Aimco's portfolio strategy is to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment, selective development, and acquisition of higher quality apartment communities. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality of its portfolio. From December 31, 2011 to September 30, 2015, Aimco:

•
Increased its period-end Conventional portfolio average revenue per apartment home by 43% to $1,810. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.

•	Increased its Conventional portfolio free cash flow margin by 15% through the sale of lower-rent communities and reinvestment in higher-rent communities; and

•	Increased to 89% the percentage of its Conventional Property Net Operating Income earned in Aimco's target markets.
As a result of these efforts, as of June 30, 2015, the most recent period for which market information is available, approximately 50%, 33% and 17% of Aimco's portfolio is represented by “A,” “B” and “C+” quality apartment homes, respectively.
As Aimco executes its portfolio strategy, it expects to increase Conventional portfolio average revenue per apartment home at a rate greater than market rent growth; to increase free cash flow margins; and to increase to 95% or more the percentage of its Conventional Property Net Operating Income earned in Aimco's target markets.
Third Quarter 2015 Portfolio Transactions - In the third quarter, Aimco neither acquired nor sold any properties, but did enter into a contract to acquire an apartment community currently under construction in Northern California for $320 million. Closing of the acquisition is expected to occur upon completion of construction in the summer of 2016. Consistent with Aimco’s paired-trade discipline, Aimco intends to fund on a leverage neutral basis a portion of the acquisition with a ten-year property loan and the remainder primarily with proceeds from sales of lower-rated apartment communities. After lease-up and assuming current market rents, Aimco expects revenues per apartment home for this acquisition to average $3,800 per month. At this time, the seller has required that Aimco not disclose nor discuss publicly any additional information related to the transaction.
Quarter-End Portfolio - Third quarter 2015 Conventional portfolio average monthly revenue per apartment home was $1,810, a 10% increase compared to third quarter 2014, as a result of year-over-year Same Store monthly revenue per apartment home growth of 4.4%, the sale of Conventional Apartment Communities with average monthly revenues per apartment home substantially lower than those of the retained portfolio, and reinvestment of the sales proceeds in higher-rent apartment communities through redevelopment and acquisitions.

3

Balance Sheet and Liquidity: Leverage on Plan
Components of Aimco Leverage

	AS OF SEPTEMBER 30, 2015
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,673.6	91%	8.3
Outstanding borrowings on revolving credit facility	128.2	3%	3.0
Preferred securities	247.7	6%	Perpetual
Total leverage	$4,049.5	100%	n/a
Leverage Ratios
Aimco target leverage ratios are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA to Interest and Preferred Dividends greater than 2.5x. Aimco also tracks Debt to EBITDA and EBITDA to Interest ratios. See the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED SEPTEMBER 30,
	2015	2014
Debt to EBITDA	6.6x	6.6x
Debt and Preferred Equity to EBITDA	7.1x	7.1x
EBITDA to Interest	3.0x	2.7x
EBITDA to Interest and Preferred Dividends	2.7x	2.6x
Future leverage reduction is expected both from earnings growth, especially as apartment communities now being redeveloped or developed are completed and leased, and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco's only recourse debt at September 30 was its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At quarter-end, Aimco had outstanding borrowings on its revolving credit facility of $128.2 million and available capacity of $435.4 million, net of $36.4 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $134.9 million.
Finally, Aimco held 24 apartment communities in its unencumbered asset pool with a total estimated fair market value of approximately $1.5 billion.
Equity Activity
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.30 per share of Class A Common Stock for the quarter ended September 30, 2015, an increase of 15% compared to the dividend for the third quarter 2014. This dividend is payable on November 30, 2015, to stockholders of record on November 18, 2015.

4

2015 Outlook

($ Amounts represent Aimco Share)	FULL YEAR 2015	PREVIOUS FULL YEAR 2015	FULL YEAR 2014

Net income per share	$1.20 to $1.24	$1.16 to $1.26	$2.06
Pro forma FFO per share	$2.20 to $2.24	$2.16 to $2.26	$2.07
AFFO per share	$1.87 to $1.91	$1.83 to $1.93	$1.68

Conventional Same Store Operating Measures
NOI change compared to prior year	5.40% to 5.80%	5.00% to 6.00%	5.5%
Revenue change compared to prior year	4.40% to 4.60%	4.25% to 4.75%	4.5%
Expense change compared to prior year	2.10% to 2.30%	2.00% to 2.50%	2.3%

FOURTH QUARTER 2015

Net income per share	$0.11 to $0.15
Pro forma FFO per share	$0.56 to $0.60
AFFO per share	$0.47 to $0.51

Conventional Same Store Operating Measures
NOI change compared to fourth quarter 2014	4.00% to 4.50%
NOI change compared to third quarter 2015	2.50% to 3.00%
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Wednesday, November 4, 2015 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on February 4, 2016
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 8171031	Passcode: 10074435
Live webcast and replay: http://www.aimco.com/investors

Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.

5

About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 199 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President-Investor Relations
Investor Relations 303-691-4350, investor@aimco.com
Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: fourth quarter and full year 2015 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco's redevelopment and development investments, timelines and stabilized rents; and expectations regarding sales of Aimco's apartment communities and the use of proceeds thereof. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our developments and redevelopments; and our ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, redevelopments and developments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2014, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

6

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUES
Rental and other property revenues	$240,382	$239,873	$717,308	$719,501
Tax credit and asset management revenues	6,005	6,970	18,127	22,684
Total revenues	246,387	246,843	735,435	742,185

OPERATING EXPENSES
Property operating expenses	88,621	95,240	272,043	289,008
Investment management expenses	1,905	1,279	4,594	3,552
Depreciation and amortization	77,237	69,437	226,819	211,143
Provision for real estate impairment losses	—	1,413	—	1,413
General and administrative expenses	11,013	10,658	33,727	31,304
Other expenses, net	3,590	1,349	7,521	7,223
Total operating expenses	182,366	179,376	544,704	543,643
Operating income	64,021	67,467	190,731	198,542
Interest income	1,737	1,787	5,167	5,187
Interest expense	(48,285)	(57,806)	(151,410)	(168,613)
Other, net	(1,983)	1,733	631	(57)
Income before income taxes and gain on dispositions	15,490	13,181	45,119	35,059
Income tax benefit	8,279	5,005	21,014	13,110
Income from continuing operations	23,769	18,186	66,133	48,169
Gain on dispositions of real estate, net of tax	—	126,329	130,474	262,483
Net income	23,769	144,515	196,607	310,652
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	785	(8,337)	(4,082)	(21,952)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,736)	(1,601)	(5,208)	(4,808)
Net income attributable to common noncontrolling interests in Aimco OP	(893)	(6,549)	(8,263)	(13,895)
Net income attributable to noncontrolling interests	(1,844)	(16,487)	(17,553)	(40,655)
Net income attributable to Aimco	21,925	128,028	179,054	269,997
Net income attributable to Aimco preferred stockholders	(2,757)	(2,875)	(9,037)	(5,087)
Net loss (income) attributable to participating securities	11	(447)	(690)	(962)
Net income attributable to Aimco common stockholders	$19,179	$124,706	$169,327	$263,948
Earnings attributable to Aimco per common share - basic:
Income from continuing operations	$0.12	$0.86	$1.09	$1.81
Net income	$0.12	$0.86	$1.09	$1.81
Earnings attributable to Aimco per common share - diluted:
Income from continuing operations	$0.12	$0.85	$1.09	$1.81
Net income	$0.12	$0.85	$1.09	$1.81

7

Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Buildings and improvements	$6,421,572	$6,259,318
Land	1,878,350	1,885,640
Total real estate	8,299,922	8,144,958
Accumulated depreciation	(2,719,651)	(2,672,179)
Net real estate	5,580,271	5,472,779
Cash and cash equivalents	45,241	28,971
Restricted cash	93,230	91,445
Other assets	478,961	476,727
Assets held for sale	19,959	27,106
Total assets	$6,217,662	$6,097,028

LIABILITIES AND EQUITY
Non-recourse property debt	$3,807,699	$4,022,809
Revolving credit facility borrowings	128,200	112,330
Total indebtedness	3,935,899	4,135,139
Accounts payable	37,311	41,919
Accrued liabilities and other	324,746	279,077
Deferred income	65,694	81,882
Liabilities related to assets held for sale	17,311	28,969
Total liabilities	4,380,961	4,566,986
Preferred noncontrolling interests in Aimco OP	87,937	87,937
Equity:
Perpetual Preferred Stock	159,126	186,126
Class A Common Stock	1,564	1,464
Additional paid-in capital	4,064,729	3,696,143
Accumulated other comprehensive loss	(6,810)	(6,456)
Distributions in excess of earnings	(2,616,919)	(2,649,542)
Total Aimco equity	1,601,690	1,227,735
Noncontrolling interests in consolidated real estate partnerships	164,439	233,296
Common noncontrolling interests in Aimco OP	(17,365)	(18,926)
Total equity	1,748,764	1,442,105
Total liabilities and equity	$6,217,662	$6,097,028

8

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to Aimco common stockholders	$19,179	$124,706	$169,327	$263,948
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	75,509	67,531	221,128	205,513
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,588)	(2,439)	(7,686)	(7,211)
Gain on dispositions and other, net of income taxes and noncontrolling partners' interest	(91)	(119,807)	(124,122)	(242,824)
Provision for impairment losses related to depreciable real estate assets, including amounts related to unconsolidated entities and net of noncontrolling partners' interest	—	1,413	656	1,790
Common noncontrolling interests in Aimco OP's share of above adjustments	(3,513)	2,200	(4,345)	1,650
Amounts allocable to participating securities	(310)	188	(381)	152
FFO Attributable to Aimco common stockholders	$88,186	$73,792	$254,577	$223,018
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	—	—	658	—
Pro forma FFO Attributable to Aimco common stockholders	$88,186	$73,792	$255,235	$223,018
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(13,584)	(16,325)	(37,332)	(39,918)
AFFO Attributable to Aimco common stockholders	$74,602	$57,467	$217,903	$183,100

Weighted average common shares outstanding	155,639	145,672	154,994	145,601
Dilutive common stock equivalents	369	432	418	323
Total shares and dilutive share equivalents	156,008	146,104	155,412	145,924

FFO / Pro forma FFO per share - diluted	$0.57	$0.51	$1.64	$1.53
AFFO per share - diluted	$0.48	$0.39	$1.40	$1.26

9

Supplemental Schedule 2(a)

Proportionate Adjusted Funds From Operations Presentation
Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014
(in thousands) (unaudited)
	Three Months Ended September 30, 2015				Three Months Ended September 30, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$172,461	$—	$(7,289)	$165,172	$165,160	$—	$(6,874)	$158,286
Conventional Redevelopment and Development	18,379	—	—	18,379	13,949	—	—	13,949
Conventional Acquisition	7,195	—	—	7,195	1,414	—	—	1,414
Other Conventional	16,142	464	—	16,606	13,584	499	—	14,083
Total Conventional	214,177	464	(7,289)	207,352	194,107	499	(6,874)	187,732
Affordable Same Store	22,078	—	—	22,078	21,728	—	—	21,728
Other Affordable	2,598	997	(138)	3,457	2,289	1,011	(146)	3,154
Total Affordable	24,676	997	(138)	25,535	24,017	1,011	(146)	24,882
Property management revenues, primarily from affiliates	7	(59)	148	96	34	(58)	142	118
Total rental and other property revenues	238,860	1,402	(7,279)	232,983	218,158	1,452	(6,878)	212,732

Property operating expenses
Conventional Same Store	54,938	—	(2,295)	52,643	54,008	—	(2,351)	51,657
Conventional Redevelopment and Development	6,580	—	—	6,580	5,579	—	—	5,579
Conventional Acquisition	3,064	—	—	3,064	464	—	—	464
Other Conventional	7,155	189	—	7,344	6,068	154	—	6,222
Total Conventional	71,737	189	(2,295)	69,631	66,119	154	(2,351)	63,922
Affordable Same Store	8,765	—	—	8,765	8,589	—	—	8,589
Other Affordable	1,019	426	(66)	1,379	857	476	(83)	1,250
Total Affordable	9,784	426	(66)	10,144	9,446	476	(83)	9,839
Casualties	830	—	17	847	2,588	—	137	2,725
Property management expenses	5,806	—	4	5,810	6,205	—	(315)	5,890
Total property operating expenses	88,157	615	(2,340)	86,432	84,358	630	(2,612)	82,376
Net real estate operations	150,703	787	(4,939)	146,551	133,800	822	(4,266)	130,356

Amortization of deferred tax credit income	5,939	—	—	5,939	6,837	—	—	6,837
Non-recurring revenues	66	—	—	66	133	—	9	142
Total tax credit and asset management revenues	6,005	—	—	6,005	6,970	—	9	6,979

Investment management expenses	(1,905)	—	—	(1,905)	(1,279)	—	—	(1,279)
Depreciation and amortization related to non-real estate assets	(2,590)	—	4	(2,586)	(2,416)	—	4	(2,412)
General and administrative expenses	(11,013)	—	—	(11,013)	(10,658)	—	16	(10,642)
Other expenses, net	(3,568)	(104)	30	(3,642)	(1,170)	88	(316)	(1,398)
Interest income	1,737	—	14	1,751	1,788	—	13	1,801
Interest expense	(47,966)	(320)	1,535	(46,751)	(53,131)	(325)	1,620	(51,836)
Other, net of non-FFO items	925	339	(1,187)	77	4,777	291	(4,546)	522
Income tax benefit	8,214	—	—	8,214	4,925	—	—	4,925
FFO related to Sold and Held For Sale Apartment Communities	714	—	2	716	5,951	—	(89)	5,862
Preferred dividends and distributions	(4,493)	—	—	(4,493)	(4,476)	—	—	(4,476)
Common noncontrolling interests in Aimco OP	(4,439)	—	—	(4,439)	(4,351)	—	—	(4,351)
Amounts allocated to participating securities	(299)	—	—	(299)	(259)	—	—	(259)
FFO / Pro forma FFO	$92,025	$702	$(4,541)	$88,186	$80,471	$876	$(7,555)	$73,792
Capital Replacements	(14,569)	—	985	(13,584)	(17,825)	—	1,500	(16,325)
AFFO	$77,456	$702	$(3,556)	$74,602	$62,646	$876	$(6,055)	$57,467

10

Supplemental Schedule 2(b)

Proportionate Funds From Operations and Adjusted Funds From Operations Presentation
Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014
(in thousands) (unaudited)
	Nine Months Ended September 30, 2015				Nine Months Ended September 30, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$511,292	$—	$(21,365)	$489,927	$488,699	$—	$(20,343)	$468,356
Conventional Redevelopment and Development	50,350	—	—	50,350	36,801	—	—	36,801
Conventional Acquisition	19,060	—	—	19,060	1,710	—	—	1,710
Other Conventional	46,678	1,532	—	48,210	40,008	1,463	—	41,471
Total Conventional	627,380	1,532	(21,365)	607,547	567,218	1,463	(20,343)	548,338
Affordable Same Store	65,998	—	—	65,998	64,717	—	—	64,717
Other Affordable	7,647	2,997	(416)	10,228	6,867	3,019	(419)	9,467
Total Affordable	73,645	2,997	(416)	76,226	71,584	3,019	(419)	74,184
Property management revenues, primarily from affiliates	11	(177)	436	270	66	(181)	418	303
Total rental and other property revenues	701,036	4,352	(21,345)	684,043	638,868	4,301	(20,344)	622,825

Property operating expenses
Conventional Same Store	162,794	—	(6,888)	155,906	160,594	—	(6,950)	153,644
Conventional Redevelopment and Development	18,266	—	—	18,266	15,491	—	—	15,491
Conventional Acquisition	7,948	—	—	7,948	624	—	—	624
Other Conventional	21,477	570	—	22,047	17,695	450	—	18,145
Total Conventional	210,485	570	(6,888)	204,167	194,404	450	(6,950)	187,904
Affordable Same Store	26,339	—	—	26,339	26,358	—	—	26,358
Other Affordable	3,075	1,307	(191)	4,191	3,068	1,387	(238)	4,217
Total Affordable	29,414	1,307	(191)	30,530	29,426	1,387	(238)	30,575
Casualties	6,449	—	(30)	6,419	9,530	—	271	9,801
Property management expenses	17,912	—	12	17,924	18,537	—	(416)	18,121
Total property operating expenses	264,260	1,877	(7,097)	259,040	251,897	1,837	(7,333)	246,401
Net real estate operations	436,776	2,475	(14,248)	425,003	386,971	2,464	(13,011)	376,424

Amortization of deferred tax credit income	17,990	—	—	17,990	20,504	—	—	20,504
Non-recurring revenues	137	—	473	610	2,180	—	17	2,197
Total tax credit and asset management revenues	18,127	—	473	18,600	22,684	—	17	22,701

Investment management expenses	(4,594)	—	—	(4,594)	(3,552)	—	—	(3,552)
Depreciation and amortization related to non-real estate assets	(7,679)	—	13	(7,666)	(7,120)	—	13	(7,107)
General and administrative expenses	(33,727)	—	—	(33,727)	(31,304)	—	48	(31,256)
Other expenses, net	(7,073)	(275)	65	(7,283)	(6,809)	(27)	(449)	(7,285)
Interest income	5,175	1	29	5,205	5,119	(11)	38	5,146
Interest expense	(148,578)	(942)	4,810	(144,710)	(152,663)	(1,048)	4,692	(149,019)
Other, net of non-FFO items	1,152	1,065	1,597	3,814	5,313	995	(5,647)	661
Income tax benefit	22,972	—	—	22,972	12,680	—	—	12,680
FFO related to Sold and Held For Sale Apartment Communities	5,183	—	35	5,218	27,118	43	(584)	26,577
Preferred dividends and distributions	(14,245)	—	—	(14,245)	(9,895)	—	—	(9,895)
Common noncontrolling interests in Aimco OP	(12,939)	—	—	(12,939)	(12,247)	—	—	(12,247)
Amounts allocated to participating securities	(1,071)	—	—	(1,071)	(810)	—	—	(810)
FFO	$259,479	$2,324	$(7,226)	$254,577	$235,485	$2,416	$(14,883)	$223,018
Preferred stock redemption related amounts	658	—	—	658	—	—	—	—
Pro forma FFO	$260,137	$2,324	$(7,226)	$255,235	$235,485	$2,416	$(14,883)	$223,018
Capital Replacements	(40,140)	—	2,808	(37,332)	(43,299)	—	3,381	(39,918)
AFFO	$219,997	$2,324	$(4,418)	$217,903	$192,186	$2,416	$(11,502)	$183,100

11

Supplemental Schedule 3

Portfolio Summary
As of September 30, 2015
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	109	33,733	32,832	97%
Conventional Redevelopment and Development	9	3,308	3,308	100%
Conventional Acquisition	8	1,391	1,391	100%
Other Conventional	15	2,521	2,451	97%
Conventional Held for Sale	2	476	476	100%
Total Conventional portfolio	143	41,429	40,458	98%

Affordable Same Store [1]	45	7,311	7,311	100%
Other Affordable [2]	11	1,374	975	71%
Total Affordable portfolio	56	8,685	8,286	95%
Total portfolio	199	50,114	48,744	97%

[1] Represents Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between 2005 and 2009. Aimco expects to sell these apartment communities as the tax credit delivery or compliance periods expire, which expirations occur primarily between 2015 to 2023.
[2] Represents Aimco's portfolio of Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.

12

Supplemental Schedule 4

Proportionate Balance Sheet Data
As of September 30, 2015
(in thousands)(unaudited)
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,299,922	$50,715	$(254,410)	$8,096,227
Accumulated depreciation	(2,719,651)	(10,613)	83,542	(2,646,722)
Net real estate	5,580,271	40,102	(170,868)	5,449,505
Cash and cash equivalents	45,241	237	(3,502)	41,976
Restricted cash	93,230	1,587	(1,859)	92,958
Investment in unconsolidated real estate partnerships	15,274	(15,274)	—	—
Deferred financing costs, net	26,614	202	(294)	26,522
Goodwill	44,094	—	—	44,094
Other assets	392,979	(1,895)	(150,444)	240,640
Assets held for sale	19,959	—	—	19,959
Total assets	$6,217,662	$24,959	$(326,967)	$5,915,654

LIABILITIES AND EQUITY
Non-recourse property debt	$3,807,699	$23,689	$(157,805)	$3,673,583
Revolving credit facility borrowings	128,200	—	—	128,200
Deferred income [1]	65,694	22	(182)	65,534
Other liabilities	362,057	1,248	(157,059)	206,246
Liabilities related to assets held for sale	17,311	—	—	17,311
Total liabilities	4,380,961	24,959	(315,046)	4,090,874
Preferred noncontrolling interests in Aimco OP	87,937	—	—	87,937
Perpetual preferred stock	159,126	—	—	159,126
Other Aimco equity	1,442,564	—	152,518	1,595,082
Noncontrolling interests in consolidated real estate partnerships	164,439	—	(164,439)	—
Common noncontrolling interests in Aimco OP	(17,365)	—	—	(17,365)
Total liabilities and equity	$6,217,662	$24,959	$(326,967)	$5,915,654

[1]
Deferred income represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur in the future. Because Aimco does not have an obligation to settle these amounts in cash, Aimco does not include deferred income in liabilities for purposes of calculating NAV. Future earnings related to these amounts are also excluded from Aimco's calculations of NAV.

13

Supplemental Schedule 5

Capitalization and Financial Metrics						(Page 1 of 2)
As of September 30, 2015
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances		Weighted Average Maturity (Years)
Fixed rate loans payable	$3,644,014	$23,689	$(157,805)	$3,509,898		8.1
Floating rate tax-exempt bonds	85,552	—	—	85,552		4.0
Fixed rate tax-exempt bonds	78,133	—	—	78,133		24.0
Total non-recourse property debt	$3,807,699	$23,689	$(157,805)	$3,673,583	[1]	8.3
Revolving credit facility borrowings	128,200	—	—	128,200
Cash and restricted cash	(138,471)	(1,824)	5,361	(134,934)
Securitization Trust Assets [2]	(64,134)	—	—	(64,134)
Net Debt	$3,733,294	$21,865	$(152,444)	$3,602,715

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2015 4Q	19,178	12,344		31,522	0.34%	5.56%
Total 2015	19,178	12,344		31,522	0.34%	5.56%

2016 1Q	18,671	14,933		33,604	0.41%	5.60%
2016 2Q	19,419	1,211		20,630	0.03%	5.85%
2016 3Q	19,016	—		19,016	—%	—%
2016 4Q	19,816	247,964		267,780	6.75%	4.64%
Total 2016	76,922	264,108		341,030	7.19%	4.70%

2017	75,290	325,853		401,143	8.87%	5.92%
2018	73,482	155,412		228,894	4.23%	4.33%
2019	68,086	542,449		610,535	14.77%	5.54%
2020	60,614	303,741		364,355	8.27%	6.12%
2021	43,758	683,631	[3]	727,389	18.61%	5.50%
2022	31,509	233,439		264,948	6.35%	4.77%
2023	16,770	107,294		124,064	2.92%	5.14%
2024	13,755	36,489		50,244	0.99%	4.12%
Thereafter	357,344	172,115		529,459	4.69%	3.30%
Total	$836,708	$2,836,875		$3,673,583		4.71%	[4]

[1]	Represents the carrying amount of Aimco's debt at September 30, 2015, which debt had a mark-to-market liability of $184.2 million at quarter end.
[2]
In 2011, $673.8 million of Aimco's loans payable were securitized in a trust holding only these loans. Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The subordinate positions have a face value of $100.9 million and a carrying amount of $64.1 million, and are included in other assets on Aimco’s Consolidated Balance Sheet at September 30, 2015. The carrying amount of these investments effectively reduces Aimco's September 30, 2015 debt balances.

[3]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization trust discussed above.
[4]
Represents the Money-Weighted Average Interest Rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of September 30, 2015, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.

14

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of September 30, 2015	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z	1,392	7/29/2016	7.000%	34,791
Total perpetual preferred stock			6.902%	159,791

Preferred Partnership Units	3,278		7.895%	87,937
Total preferred securities			7.255%	$247,728

Common Stock, Partnership Units and Equivalents

As of
September 30, 2015
Class A Common Stock outstanding	155,724
Dilutive options and restricted stock	517
Total shares and dilutive share equivalents	156,241
Common Partnership Units and equivalents	7,584
Total shares, units and dilutive share equivalents	163,825

Debt Ratios
Trailing Twelve Months Ended September 30,
	2015	2014
Debt to EBITDA	6.6x	6.6x
Debt and Preferred Equity to EBITDA	7.1x	7.1x
EBITDA to Interest	3.0x	2.7x
EBITDA to Interest and Preferred Dividends	2.7x	2.6x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	1.95x	1.50x
Fixed Charge Coverage Ratio	1.84x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

15

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Third Quarter 2015 Compared to Third Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	3Q 2015	3Q 2014	Growth	3Q 2015	3Q 2014	Growth	3Q 2015	3Q 2014	Growth	3Q 2015	3Q 2015	3Q 2014	3Q 2015	3Q 2014
Target Markets [1]
Atlanta	6	1,325	1,311	$4,928	$4,710	4.6%	$1,951	$1,975	(1.2)%	$2,977	$2,735	8.8%	60.4%	94.7%	95.7%	$1,323	$1,251
Bay Area	7	1,244	1,244	9,027	8,204	10.0%	2,500	2,452	2.0%	6,527	5,752	13.5%	72.3%	96.3%	97.0%	2,511	2,265
Boston	12	4,173	4,173	18,244	17,316	5.4%	6,376	6,384	(0.1)%	11,868	10,932	8.6%	65.1%	96.8%	96.1%	1,506	1,439
Chicago	10	3,246	3,246	15,052	14,660	2.7%	4,956	4,925	0.6%	10,096	9,735	3.7%	67.1%	94.6%	95.6%	1,634	1,574
Denver	6	1,325	1,286	5,746	5,310	8.2%	1,462	1,467	(0.3)%	4,284	3,843	11.5%	74.6%	95.8%	95.7%	1,555	1,438
Greater DC	13	5,325	5,297	23,591	23,155	1.9%	7,522	7,358	2.2%	16,069	15,797	1.7%	68.1%	95.9%	95.4%	1,547	1,527
Greater LA	13	4,322	3,671	26,899	25,657	4.8%	7,193	7,104	1.3%	19,706	18,553	6.2%	73.3%	96.3%	96.3%	2,538	2,420
Miami	5	2,471	2,460	15,906	15,373	3.5%	5,245	4,822	8.8%	10,661	10,551	1.0%	67.0%	94.1%	95.5%	2,290	2,182
Greater New York	9	496	496	4,272	3,978	7.4%	1,453	1,475	(1.5)%	2,819	2,503	12.6%	66.0%	96.5%	94.6%	2,973	2,825
Philadelphia	4	2,042	1,963	8,563	8,373	2.3%	2,988	2,928	2.0%	5,575	5,445	2.4%	65.1%	95.2%	95.5%	1,527	1,489
San Diego	6	2,032	2,032	10,013	9,457	5.9%	2,654	2,853	(7.0)%	7,359	6,604	11.4%	73.5%	95.9%	95.8%	1,713	1,619
Seattle	1	104	104	555	512	8.4%	215	219	(1.8)%	340	293	16.0%	61.3%	96.2%	97.7%	1,850	1,680

Total Target Markets	92	28,105	27,283	142,796	136,705	4.5%	44,515	43,962	1.3%	98,281	92,743	6.0%	68.8%	95.7%	95.8%	1,823	1,743

Other Markets [1]
Baltimore	4	797	797	3,020	3,050	(1.0)%	1,253	1,112	12.7%	1,767	1,938	(8.8)%	58.5%	90.9%	94.0%	1,390	1,356
Nashville	3	764	764	2,970	2,781	6.8%	1,000	992	0.8%	1,970	1,789	10.1%	66.3%	94.2%	94.5%	1,376	1,284
Norfolk - Richmond	5	1,487	1,408	4,677	4,548	2.8%	1,565	1,553	0.8%	3,112	2,995	3.9%	66.5%	96.5%	95.8%	1,147	1,123
Other Markets	5	2,580	2,580	11,400	11,018	3.5%	4,407	4,120	7.0%	6,993	6,898	1.4%	61.3%	96.5%	95.7%	1,526	1,487

Total Other Markets	17	5,628	5,549	22,067	21,397	3.1%	8,225	7,777	5.8%	13,842	13,620	1.6%	62.7%	95.4%	95.3%	1,390	1,348

Grand Total	109	33,733	32,832	$164,863	$158,102	4.3%	$52,740	$51,739	1.9%	$112,123	$106,363	5.4%	68.0%	95.6%	95.7%	$1,750	$1,677

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; the renaming of Washington - No. Va - MD as the Greater DC market; and the removal of Phoenix as a Target Market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

16

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Third Quarter 2015 Compared to Second Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	3Q 2015	2Q 2015	Growth	3Q 2015	2Q 2015	Growth	3Q 2015	2Q 2015	Growth	3Q 2015	3Q 2015	2Q 2015	3Q 2015	2Q 2015
Target Markets [1]
Atlanta	6	1,325	1,311	$4,928	$4,784	3.0%	$1,951	$1,845	5.7%	$2,977	$2,939	1.3%	60.4%	94.7%	94.4%	$1,323	$1,287
Bay Area	7	1,244	1,244	9,027	8,715	3.6%	2,500	2,253	11.0%	6,527	6,462	1.0%	72.3%	96.3%	97.2%	2,511	2,403
Boston	12	4,173	4,173	18,244	18,036	1.2%	6,376	6,531	(2.4)%	11,868	11,505	3.2%	65.1%	96.8%	97.0%	1,506	1,485
Chicago	10	3,246	3,246	15,052	15,092	(0.3)%	4,956	4,987	(0.6)%	10,096	10,105	(0.1)%	67.1%	94.6%	96.6%	1,634	1,605
Denver	6	1,325	1,286	5,746	5,520	4.1%	1,462	1,433	2.0%	4,284	4,087	4.8%	74.6%	95.8%	96.2%	1,555	1,487
Greater DC	13	5,325	5,297	23,591	23,448	0.6%	7,522	6,897	9.1%	16,069	16,551	(2.9)%	68.1%	95.9%	96.6%	1,547	1,527
Greater LA	13	4,322	3,671	26,899	26,319	2.2%	7,193	6,772	6.2%	19,706	19,547	0.8%	73.3%	96.3%	96.3%	2,538	2,482
Miami	5	2,471	2,460	15,906	16,040	(0.8)%	5,245	5,048	3.9%	10,661	10,992	(3.0)%	67.0%	94.1%	95.7%	2,290	2,272
Greater New York	9	496	496	4,272	4,141	3.2%	1,453	1,468	(1.0)%	2,819	2,673	5.5%	66.0%	96.5%	96.3%	2,973	2,890
Philadelphia	4	2,042	1,963	8,563	8,588	(0.3)%	2,988	2,770	7.9%	5,575	5,818	(4.2)%	65.1%	95.2%	97.0%	1,527	1,504
San Diego	6	2,032	2,032	10,013	9,871	1.4%	2,654	2,527	5.0%	7,359	7,344	0.2%	73.5%	95.9%	96.9%	1,713	1,672
Seattle	1	104	104	555	545	1.8%	215	208	3.4%	340	337	0.9%	61.3%	96.2%	98.2%	1,850	1,777

Total Target Markets	92	28,105	27,283	142,796	141,099	1.2%	44,515	42,739	4.2%	98,281	98,360	(0.1)%	68.8%	95.7%	96.5%	1,823	1,787

Other Markets [1]
Baltimore	4	797	797	3,020	3,186	(5.2)%	1,253	1,269	(1.3)%	1,767	1,917	(7.8)%	58.5%	90.9%	92.7%	1,390	1,437
Nashville	3	764	764	2,970	2,937	1.1%	1,000	962	4.0%	1,970	1,975	(0.3)%	66.3%	94.2%	96.1%	1,376	1,333
Norfolk - Richmond	5	1,487	1,408	4,677	4,560	2.6%	1,565	1,499	4.4%	3,112	3,061	1.7%	66.5%	96.5%	96.0%	1,147	1,124
Other Markets	5	2,580	2,580	11,400	11,339	0.5%	4,407	4,224	4.3%	6,993	7,115	(1.7)%	61.3%	96.5%	95.8%	1,526	1,529

Total Other Markets	17	5,628	5,549	22,067	22,022	0.2%	8,225	7,954	3.4%	13,842	14,068	(1.6)%	62.7%	95.4%	95.5%	1,390	1,386

Grand Total	109	33,733	32,832	$164,863	$163,121	1.1%	$52,740	$50,693	4.0%	$112,123	$112,428	(0.3)%	68.0%	95.6%	96.3%	$1,750	$1,719

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; the renaming of Washington - No. Va - MD as the Greater DC market; and the removal of Phoenix as a Target Market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

17

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 3Q 2015	YTD 3Q 2014	Growth	YTD 3Q 2015	YTD 3Q 2014	Growth	YTD 3Q 2015	YTD 3Q 2014	Growth	YTD 3Q 2015	YTD 3Q 2015	YTD 3Q 2014	YTD 3Q 2015	YTD 3Q 2014
Target Markets [1]
Atlanta	6	1,325	1,311	$14,386	$13,727	4.8%	$5,531	$5,398	2.5%	$8,855	$8,329	6.3%	61.6%	94.3%	95.4%	$1,293	$1,219
Bay Area	7	1,244	1,244	26,194	23,772	10.2%	7,166	7,159	0.1%	19,028	16,613	14.5%	72.6%	96.5%	96.7%	2,424	2,196
Boston	12	4,173	4,173	53,928	51,235	5.3%	19,741	19,322	2.2%	34,187	31,913	7.1%	63.4%	96.8%	96.3%	1,483	1,417
Chicago	10	3,246	3,246	45,124	43,532	3.7%	15,256	15,554	(1.9)%	29,868	27,978	6.8%	66.2%	95.8%	95.6%	1,612	1,558
Denver	6	1,325	1,286	16,713	15,546	7.5%	4,380	4,465	(1.9)%	12,333	11,081	11.3%	73.8%	95.8%	95.6%	1,507	1,404
Greater DC	13	5,325	5,297	70,204	69,123	1.6%	21,762	21,406	1.7%	48,442	47,717	1.5%	69.0%	96.1%	95.8%	1,532	1,514
Greater LA	13	4,322	3,671	79,293	75,261	5.4%	21,060	20,895	0.8%	58,233	54,366	7.1%	73.4%	96.1%	96.0%	2,497	2,372
Miami	5	2,471	2,460	47,947	45,544	5.3%	15,242	14,308	6.5%	32,705	31,236	4.7%	68.2%	95.6%	96.5%	2,265	2,132
Greater New York	9	496	496	12,573	11,816	6.4%	4,424	4,399	0.6%	8,149	7,417	9.9%	64.8%	97.1%	96.4%	2,902	2,745
Philadelphia	4	2,042	1,963	25,721	25,125	2.4%	9,113	9,306	(2.1)%	16,608	15,819	5.0%	64.6%	96.1%	96.3%	1,515	1,476
San Diego	6	2,032	2,032	29,488	27,875	5.8%	7,791	8,006	(2.7)%	21,697	19,869	9.2%	73.6%	96.3%	96.3%	1,675	1,584
Seattle	1	104	104	1,621	1,494	8.5%	629	649	(3.1)%	992	845	17.4%	61.2%	97.7%	97.5%	1,773	1,638

Total Target Markets	92	28,105	27,283	423,192	404,050	4.7%	132,095	130,867	0.9%	291,097	273,183	6.6%	68.8%	96.1%	96.0%	1,794	1,713

Other Markets [1]
Baltimore	4	797	797	9,351	9,382	(0.3)%	3,747	3,447	8.7%	5,604	5,935	(5.6)%	59.9%	92.0%	94.8%	1,417	1,379
Nashville	3	764	764	8,775	8,141	7.8%	2,939	2,890	1.7%	5,836	5,251	11.1%	66.5%	95.4%	95.5%	1,338	1,240
Norfolk - Richmond	5	1,487	1,408	13,790	13,556	1.7%	4,570	4,469	2.3%	9,220	9,087	1.5%	66.9%	96.0%	95.3%	1,133	1,122
Other Markets	5	2,580	2,580	33,905	32,692	3.7%	12,855	12,402	3.7%	21,050	20,290	3.7%	62.1%	95.7%	95.4%	1,525	1,476

Total Other Markets	17	5,628	5,549	65,821	63,771	3.2%	24,111	23,208	3.9%	41,710	40,563	2.8%	63.4%	95.2%	95.3%	1,384	1,340

Grand Total	109	33,733	32,832	$489,013	$467,821	4.5%	$156,206	$154,075	1.4%	$332,807	$313,746	6.1%	68.1%	95.9%	95.9%	$1,725	$1,651

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; the renaming of Washington - No. Va - MD as the Greater DC market; and the removal of Phoenix as a Target Market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

18

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	3Q 2015	% of Total	3Q 2014	$ Change	% Change
Real estate taxes	$15,918	30.2%	$15,380	$538	3.5%
Utilities	10,147	19.2%	9,994	153	1.5%
Onsite payroll	9,584	18.2%	9,575	9	0.1%
Repairs and maintenance	6,833	13.0%	6,559	274	4.2%
Software, technology and other	3,765	7.1%	3,673	92	2.5%
Insurance	2,187	4.1%	2,610	(423)	(16.2)%
Marketing	1,682	3.2%	1,618	64	4.0%
Expensed turnover costs	2,624	5.0%	2,330	294	12.6%
Total	$52,740	100.0%	$51,739	$1,001	1.9%

Sequential Comparison

	3Q 2015	% of Total	2Q 2015	$ Change	% Change
Real estate taxes	$15,918	30.2%	$15,544	$374	2.4%
Utilities	10,147	19.2%	10,071	76	0.8%
Onsite payroll	9,584	18.2%	9,162	422	4.6%
Repairs and maintenance	6,833	13.0%	7,184	(351)	(4.9)%
Software, technology and other	3,765	7.1%	3,478	287	8.3%
Insurance	2,187	4.1%	1,694	493	29.1%
Marketing	1,682	3.2%	1,683	(1)	(0.1)%
Expensed turnover costs	2,624	5.0%	1,877	747	39.8%
Total	$52,740	100.0%	$50,693	$2,047	4.0%

Year to Date Comparison

	YTD 3Q 2015	% of Total	YTD 3Q 2014	$ Change	% Change
Real estate taxes	$47,487	30.4%	$46,130	$1,357	2.9%
Utilities	31,559	20.2%	30,999	560	1.8%
Onsite payroll	28,287	18.1%	28,008	279	1.0%
Repairs and maintenance	20,786	13.3%	19,691	1,095	5.6%
Software, technology and other	10,609	6.8%	10,789	(180)	(1.7)%
Insurance	6,346	4.1%	7,323	(977)	(13.3)%
Marketing	5,076	3.2%	5,677	(601)	(10.6)%
Expensed turnover costs	6,056	3.9%	5,458	598	11.0%
Total	$156,206	100.0%	$154,075	$2,131	1.4%

19

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Third Quarter 2015 Compared to Third Quarter 2014
(unaudited)

	Quarter Ended September 30, 2015					Quarter Ended September 30, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets [1]
Atlanta	8	1,497	1,483	2.4%	$1,450	6	1,325	1,311	2.1%	$1,250
Bay Area	11	2,169	2,169	8.4%	2,593	10	1,845	1,845	6.1%	2,261
Boston	15	4,689	4,689	8.5%	1,520	12	4,173	4,173	8.5%	1,438
Chicago	10	3,246	3,246	7.3%	1,633	10	3,245	3,245	7.5%	1,574
Denver	8	2,065	2,026	4.6%	1,514	8	2,213	2,140	4.0%	1,391
Greater DC	14	6,547	6,519	14.2%	1,548	14	6,547	6,519	14.7%	1,529
Greater LA	15	5,313	4,662	18.3%	2,526	17	5,501	4,850	16.9%	2,312
Miami	5	2,565	2,554	7.7%	2,290	5	2,516	2,505	8.2%	2,180
Greater New York	18	1,040	1,040	4.0%	3,197	18	1,041	1,041	4.1%	3,108
Philadelphia	6	3,532	3,453	6.6%	1,784	6	3,537	3,458	7.4%	1,648
San Diego	12	2,423	2,353	6.7%	1,678	12	2,430	2,360	5.9%	1,592
Seattle	2	239	239	0.6%	2,018	2	239	239	0.4%	1,937

Total Target Markets	124	35,325	34,433	89.3%	1,890	120	34,612	33,686	85.8%	1,764

Other Markets [1]
Baltimore	4	797	797	1.3%	1,390	5	1,180	1,066	1.9%	1,326
Nashville	3	764	764	1.4%	1,376	3	764	764	1.4%	1,284
Norfolk - Richmond	5	1,487	1,408	2.3%	1,147	6	1,643	1,564	2.5%	1,109
Other Markets	7	3,056	3,056	5.7%	1,462	9	5,107	5,107	8.4%	1,187

Total Other Markets	19	6,104	6,025	10.7%	1,368	23	8,694	8,502	14.2%	1,198

Grand Total	143	41,429	40,458	100.0%	$1,810	143	43,306	42,188	100.0%	$1,649

[1] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; the renaming of Washington - No. Va - MD as the Greater DC market; and the removal of Phoenix as a Target Market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

20

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Second Quarter 2015 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality market-rate apartment communities, averaging
"B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of the local market average; "B" quality assets are those with rents 90% to 125% of the local market average; "C+" quality assets are those with rents greater than $1,100 per month but lower than 90% of the local market average; and "C" quality assets are those with rents less than $1,100 per month and lower than 90% of the local market average. The schedule below illustrates Aimco’s Conventional Apartment Community portfolio quality based on 2Q 2015 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco's portfolio, adjusted for its sizable investment in redevelopment, is approximately 28 years. See the Glossary for further information.

	Quarter Ended June 30, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets [3]
Atlanta	8	1,497	1,483	2.4%	$1,247	$869	143.5%	14
Bay Area	11	2,169	2,169	7.8%	2,212	2,102	105.2%	20
Boston	15	4,689	4,689	8.3%	1,367	1,944	70.3%	32
Chicago	10	3,246	3,246	7.4%	1,402	1,135	123.5%	21
Denver	8	2,065	2,026	4.4%	1,264	1,006	125.6%	20
Greater DC	14	6,547	6,519	14.7%	1,373	1,580	86.9%	43
Greater LA	15	5,313	4,662	18.0%	2,282	1,549	147.3%	10
Miami	5	2,561	2,550	8.1%	1,985	1,223	162.3%	22
Greater New York	18	1,040	1,040	4.2%	2,991	2,889	103.5%	87
Philadelphia	6	3,532	3,453	6.8%	1,435	1,141	125.8%	37
San Diego	12	2,423	2,353	6.2%	1,451	1,482	97.9%	28
Seattle	2	239	239	0.7%	1,681	1,247	134.8%	1

Total Target Markets	124	35,321	34,429	89.0%	1,650	1,509	109.3%	27

Other Markets [3]
Baltimore	4	797	797	1.4%	1,275	1,120	113.8%	41
Nashville	3	764	764	1.4%	1,139	849	134.2%	22
Norfolk - Richmond	5	1,487	1,408	2.2%	969	920	105.3%	25
Other Markets	7	3,056	3,056	6.0%	1,260	1,111	113.4%	34

Total Other Markets	19	6,104	6,025	11.0%	1,178	1,034	113.9%	32

Grand Total	143	41,425	40,454	100.0%	$1,578	$1,437	109.8%	28

[1] Represents rents after concessions and vacancy loss, divided by Effective Units. Does not include other rental income.
[2] 2Q 2015 per REIS

[3] In third quarter 2015, Aimco condensed the markets presented in this schedule to reflect its focus on 12 target markets, which markets were discussed at Aimco's Investor and Analyst Day in October 2015. Compared to prior quarters, the following changes were made: the combination of the East Bay, San Jose and San Francisco markets into a single Bay Area market; the combination of the Los Angeles and Orange County markets into a Greater LA market; the combination of Manhattan and Suburban New York - New Jersey into the Greater New York market; the renaming of Washington - No. Va - MD as the Greater DC market; and the removal of Phoenix as a Target Market. As part of these changes, one of the properties previously included in the Suburban New York - New Jersey market was reclassified into Other Markets.

21

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Year-to-Date 2015 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]		Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	5	2,633	95%	$244.2	6.7%	5.4%		$88.7	$129.5	$230.2	$128.7	$1,004
Affordable	3	258	27%	13.5	3.8%	2.7%		6.7	6.3	9.6	3.8	951
Total Dispositions	8	2,891	89%	$257.7	6.6%	5.3%		$95.4	$135.8	$239.8	$132.5	$1,002

[1] Refer to the Glossary for definitions of NOI Cap Rate and Free Cash Flow Cap Rate. Conventional Apartment Communities sold during 2015 are primarily outside of Aimco's target markets or in less desirable locations within Aimco's target markets, including Garden Grove, CA, Cypress, CA, Englewood, CO, Towson, MD, and Wyoming, MI, and had average revenues per apartment home significantly below that of Aimco's retained portfolio. Accordingly, Aimco believes the NOI Cap Rates and Free Cash Flow Cap Rates for Conventional Apartment Communities sold during 2015 are not indicative of those for Aimco's retained portfolio.
[2] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

Year-to-Date 2015 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue Per Apartment Home (At Acquisition)
Mezzo	Atlanta, GA	March	94	$38.3		$3,021
Axiom Apartment Homes	Cambridge, MA	April	115	63.0		n/a	[3]
Vivo	Cambridge, MA	June	91	27.9		n/a	[4]
Total Acquisitions			300	$129.2

[3] Aimco acquired this community at the completion of construction and began leasing up the six-story building during the second quarter. As of September 30, 2015, 77% of the 115 apartment homes were occupied. Upon achievement of occupancy stabilization, revenues per apartment home are expected to average $3,550.
[4] Vivo was formerly known as 270 on Third. Aimco acquired Vivo with construction-in-progress and construction of the apartment homes was completed during the third quarter. Upon stabilization, revenues per apartment home are expected to average $2,600. Refer to Schedule 10 for more information about the development.

22

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership. See the Glossary for further descriptions.

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$7,039	$1,239	$8,278	$20,200	$3,245	$23,445
Turnover capital additions	2,900	248	3,148	6,590	705	7,295
Capitalized site payroll and indirect costs	943	32	975	2,646	99	2,745
Capital Replacements	10,882	1,519	12,401	29,436	4,049	33,485
Capital Improvements	4,589	316	4,905	11,808	811	12,619
Property Upgrades	15,064	45	15,109	34,500	101	34,601
Redevelopment	29,892	—	29,892	98,048	—	98,048
Development	40,312	—	40,312	80,366	—	80,366
Casualty	1,195	120	1,315	3,751	1,493	5,244
Total Capital Additions [1]	$101,934	$2,000	$103,934	$257,909	$6,454	$264,363

Total apartment homes	40,962	9,122	50,084	40,962	9,122	50,084
Capital Replacements per apartment home	$266	$167	$248	$719	$444	$669

[1] Total Capital Additions reported above exclude $0.1 million and $0.8 million, respectively, for the three and nine months ended September 30, 2015, related to consolidated apartment communities sold or classified as held for sale at the end of the period. For the three and nine months ended September 30, 2015, Total Capital Additions include $3.3 million and $8.7 million of capitalized interest costs, respectively.

23

Supplemental Schedule 10

Summary of Redevelopment and Development Activity
Three Months Ended September 30, 2015
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Incremental Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment at Completion	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Stabilized Occupancy	Stabilized NOI	Rent	Other Income	Total	Incremental Commercial Revenue	Occupancy
Redevelopment
Ocean House on Prospect	53	$14.8	$13.7	4Q 2014	3Q 2015	1Q 2016	2Q 2017	$1,410	$215	$1,625	$—	58%
Park Towne	948	97.0	53.0	Multiple	3Q 2015	1Q 2017	2Q 2018	430	95	525	0.2	71%
The Sterling	535	49.5	42.6	Multiple	Multiple	2Q 2016	3Q 2017	425	50	475	0.6	78%
Subtotal	1,536	$161.3	$109.3

				Schedule				Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment at Completion	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Stabilized Occupancy	Stabilized NOI	Rent	Other Income	Total	Commercial Revenue	Occupancy
New Development
One Canal Street	310	$190.0	$132.3	4Q 2013	1Q 2016	2Q 2017	3Q 2018	$3,450	$415	$3,865	$1.1	n/a
Vivo (previously 270 on Third)	91	45.0	38.8	n/a	4Q 2015	3Q 2016	4Q 2017	2,475	125	2,600	0.3	n/a
Subtotal	401	$235.0	$171.1

Grand Total	1,937	$396.3	$280.4

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents)					6.0%

Refer to the following pages for Terms and Definitions, as well as a Summary of Redevelopment and Development Communities. Note that Incremental Monthly Revenue per Apartment Home for phased redevelopment communities is computed based on the incremental revenues for the entire community, divided by the total number of apartment homes, including those not yet redeveloped. Refer to the Summary of Redevelopment and Development Communities for information regarding rent achievement on pre-redevelopment and post-redevelopment apartment homes.

24

Supplemental Schedule 10 (continued)
Summary of Redevelopment and Development Activity	(Page 2 of 4)

Terms and Definitions
Estimated Net Investment at Completion - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%.
Stabilized NOI - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Incremental Monthly Revenue per Apartment Home - represents, on a per-apartment home basis, the sum of the amounts by which rents and other rental income for an entire community are projected to increase as a result of the redevelopment of all or a part of the community. Projections of stabilized revenues per apartment home are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement. These projections were last updated in third quarter 2015.

Incremental Commercial Revenue - represents the projected incremental annual revenue contribution from commercial rents attributed to the redevelopment of commercial space.
Occupancy - for Park Towne Place and The Sterling, which are phased redevelopments, represents third quarter 2015 average daily occupancy across the entire community, which includes redeveloped apartment homes, apartment homes under redevelopment, and apartment homes not yet redeveloped. For Ocean House on Prospect, which was de-leased in order to accommodate the redevelopment, and communities under development, represents physical occupancy as of quarter-end.

Monthly Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per apartment home basis. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement. These projections were last updated in third quarter 2015.

Commercial Revenue - represents the projected annual revenue contribution from commercial rents attributed to the development of commercial space.

25

Supplemental Schedule 10 (Continued)

Summary of Redevelopment and Development Communities	(Page 3 of 4)

Community	Project Summary
Ocean House on Prospect La Jolla, CA
The redevelopment of Ocean House includes renovation of all apartment homes, common areas, exteriors and amenities. Construction was substantially complete at the end of third quarter 2015. Upon NOI stabilization, Aimco expects Monthly Revenue per Apartment Home to average approximately $4,600, which represents an incremental increase as a result of the redevelopment of approximately $1,625, or 56%. Rent achievement to date is in excess of Aimco's underwriting.

Park Towne Place Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas and amenities, and the phased redevelopment of apartment homes. In the fourth quarter 2014, Aimco began the redevelopment of the commercial space, common areas and amenities, and the apartment homes in the South Tower, one of the four residential towers that comprise the community. The estimated net investment for this first phase of redevelopment of $60 million, reflecting a gross investment of $71 million, reduced by $11 million of historic tax credits, is unchanged from previous reports. At the end of the third quarter, redevelopment of 78% of the 229 apartment homes in the South Tower was complete and rent achievement to date is in excess of Aimco's underwriting. Redevelopment of the commercial space and amenities is expected to be complete in the fourth quarter 2015.

Based on the success of the lease-up pace and pricing of the apartment homes in the South Tower, Aimco recently approved the redevelopment of the East Tower containing 245 apartment homes upon completion. The estimated net investment for the redevelopment of the East Tower is approximately $37 million, reflecting an estimated gross investment of $45.5 million reduced by approximately $8.5 million of historic tax credits. In order to facilitate the extensive construction activity, Aimco began de-leasing the East Tower in fourth quarter 2015.

In total, 474 apartment homes at Park Towne Place have been approved for redevelopment. Upon NOI stabilization, Aimco expects Monthly Revenue per Apartment Home for these redeveloped apartment homes to average approximately $2,640, which represents an incremental increase as a result of redevelopment of approximately $950, or 56%.

As Aimco continues to evaluate the success of the project and other investment alternatives, Aimco may continue to redevelop additional apartment homes at the property.  The entire cost for all homes and could be between $148 and $160 million, reflecting a gross investment of $180 to $195 million reduced by $32 to $35 million of historic tax credits.

The Sterling Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas, and the phased redevelopment of apartment homes. Renovation of the common areas and commercial space was completed in second quarter 2015, at a cost consistent with underwriting. At the end of the third quarter, 70% of the 279 apartment homes approved for redevelopment were complete, at a cost consistent with underwriting. Upon NOI stabilization, Aimco expects Monthly Revenue per Apartment Home for the redeveloped apartment homes to average approximately $2,830, which represents an incremental increase as a result of redevelopment of approximately $815, or 40%.

Depending on the success of the approved redevelopment and other investment alternatives, Aimco may continue to redevelop additional apartment homes at The Sterling. Should Aimco elect to redevelop all 535 apartment homes, the total investment, including the work described above, could be between $70 and $80 million over the next several years.

One Canal Street Boston, MA
Aimco plans to invest $190 million in the development of a 12-story building at One Canal Street in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building will include 310 apartment homes and 22,000 square feet of commercial space. The investment in One Canal Street has been and will be funded in part by a $114.0 million non-recourse property loan, of which $48.5 million was available to draw at September 30, 2015.

Construction was on track at the end of third quarter 2015, and Aimco remains on plan for initial occupancy in first quarter 2016.

26

Supplemental Schedule 10 (Continued)

Summary of Redevelopment and Development Communities	(Page 4 of 4)

Community	Project Summary
Vivo Apartment Homes Cambridge, MA
During second quarter 2015, Aimco acquired Vivo Apartment Homes (formerly known as 270 on Third), an eight-story, 91-apartment home community under construction at the time of acquisition near Kendall Square in Cambridge, Massachusetts. Vivo is in a location contiguous to a large life science complex now under construction, the completion of which is planned for late spring or early summer 2016.

Construction related to the apartment homes was completed during the third quarter 2015, and construction of the community's amenities is expected to be complete during the fourth quarter.

27

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2014.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature. Portfolio average age is calculated on the basis of investment dollars. Market and portfolio Average Age of Apartment Communities is calculated on the basis of investment value.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

28

REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C+" quality Conventional Apartment Communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by a $350 per apartment home capital expenditure allowance (which Aimco refers to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
EBITDA TO INTEREST RATIO: The ratio of (a) Proportionate EBITDA to (b) Adjusted Interest Expense.
EBITDA TO INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Proportionate EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units.
PROPORTIONATE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (PROPORTIONATE EBITDA): Proportionate EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.

29

DEFERRED TAX CREDIT INCOME: Deferred income includes $24.6 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will receive additional cash contributions of $22.9 million, of which $2.6 million will be received during the remainder of 2015, and, on average, $5.0 million will be received each year from 2016 through 2019.

(in thousands) (unaudited)
September 30, 2015
Deferred tax credit income balance	$24,585
Cash contributions to be received in the future	22,947
Total to be amortized	$47,532

	Revenue	Expense	Projected Income
2015 4Q	$5,939	$(396)	$5,543
2016	18,236	(1,398)	16,838
2017	14,375	(1,163)	13,212
2018	6,879	(674)	6,205
2019	4,255	(528)	3,727
Thereafter	7,064	(5,057)	2,007
Total	$56,748	$(9,216)	$47,532
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
MONEY-WEIGHTED AVERAGE INTEREST RATE: Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of September 30, 2015, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The

30

Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.
NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds.
OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event, or are expected to be sold within the next 12 months. Results of operations of properties that are not multi-family, such as fitness centers, are included in the operating results of Other Conventional Apartment Communities.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts are provided on the following pages.

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended September 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$172,461	$(7,289)	$165,172	$(309)	$164,863
Property operating expenses	54,938	(2,295)	52,643	97	52,740
Property NOI	$117,523	$(4,994)	$112,529	$(406)	$112,123

	Three Months Ended September 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$165,160	$(6,874)	$158,286	$(184)	$158,102
Property operating expenses	54,008	(2,351)	51,657	82	51,739
Property NOI	$111,152	$(4,523)	$106,629	$(266)	$106,363

31

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended June 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$170,529	$(7,100)	$163,429	$(308)	$163,121
Property operating expenses	52,816	(2,231)	50,585	108	50,693
Property NOI	$117,713	$(4,869)	$112,844	$(416)	$112,428

Reconciliation of GAAP to Supplemental Schedule 6(c) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Nine Months Ended September 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$511,292	$(21,365)	$489,927	$(914)	$489,013
Property operating expenses	162,794	(6,888)	155,906	300	156,206
Property NOI	$348,498	$(14,477)	$334,021	$(1,214)	$332,807

	Nine Months Ended September 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$488,699	$(20,343)	$468,356	$(535)	$467,821
Property operating expenses	160,594	(6,950)	153,644	431	154,075
Property NOI	$328,105	$(13,393)	$314,712	$(966)	$313,746
REDEVELOPMENT AND DEVELOPMENT APARTMENT COMMUNITIES: Communities currently under construction and those previously under construction but had not yet achieved stabilized operations as of January 1, 2014.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2014, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements, or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated income statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Net Real Estate Operations and shown separately on a net basis in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

32